EXHIBIT 10.45

CONSULTING AGREEMENT

AND RELEASE

                This Consulting Agreement and Release (“Agreement”) is dated January 1, 2007.  It is between Mark Dale, 4710 Newtown Blvd, Owings Mills., MD 21117 (“you”) and CastlePoint Management Corp., a Delaware corporation (“the Company”), located at 120 Broadway, New York, NY 10271.

                You and the Company intend to be legally bound by the Agreement, and are entering into it in reliance on the promises made to each other in the Agreement.  Under the Agreement, you will serve in an advisory role to the Company for the period of time set forth herein and thereafter your employment will end. You and the Company agree to settle all issues concerning your employment, termination of employment and eligibility for benefits.  The Company will pay you certain benefits described in this agreement.  In turn, you are providing additional services to the Company and are releasing legal claims against the Company.

1.             Cessation 0f Current Duties.   You resign all directorships and officerships with the Company and affiliates effective December 7, 2006. You will relinquish your current duties as of that date.

2.             Your Termination Date.  Your employment will end on December 7, 2006 (your “Termination Date”).

3.             Consulting Services.    For the period from December 8,2006 through December 31, 2006, you performed consulting services for the Company on the following terms: You shall make yourself reasonably available at least 20 hours per week to provide advice and counsel as requested to the Company regarding specialty program insurance business marketing and underwriting. You will work out of your residence. You may be required to travel to the workplaces of prospective insureds and brokers. You will be reimbursed for reasonable expenses incurred therewith. You continue to receive your annual salary paid on a semi-monthly basis through December

31, 2006. You will continue to receive all employee benefits that you were receiving on  December 7, 2006 until December 31, 2006.

4.             Benefits After Termination Date.  You will be entitled to receive the benefits described below  after the Termination Date:

a.                                       (i) The Company will make you a payment of $164,062.50 on January 15 , 2007, and a payment of $164,062.50 on April 15, 2007. (These payments will not be made until this Agreement is executed by you.)

This payment will be paid net of all required and applicable withholding taxes and deductions.

b.                                      If you receive any unemployment benefits while you are receiving benefits from the Company, such benefits shall be offset against the payment due under Paragraph a. of this Section of the Agreement.

c.                                       You may convert your group life insurance coverage to individual coverage in accordance with the terms of the Company’s group life insurance plan.

d.                                      You may be entitled to benefits under the Company’s 401K Plan, or other employee welfare plans offered by the Company. Any and all benefits due under these plans shall be paid to you in accordance with the terms of those plans, except, however, you will not be entitled to coverage under the disability plan(s) after December 8, 2006.

e.                                       You will entitled to elect COBRA coverage for 18 months commencing January  1, 2007, at your cost.

e.                                       The Company shall pay you, by December 15, 2006, for all accrued but unused vacation as of December 8, 2006.

f.                                         The Company will not pay you any other money or supply any other benefits except as described in this Agreement.

g.                                      The Company will not make false statements about you or your employment at the Company to anyone.

5.             Benefits in the Case of Death  If you die before the end of the Payment Period any and all payments due to be paid to you in the future under this agreement as of the date of your death will be paid in a lump sum within ninety (90) days after your death to your surviving spouse, if any.  If you have no surviving spouse, the payment will be made to your estate.

6.             Your Promises to the Company

a.                                       You will hold all of the trade secrets, confidential information and proprietary materials belonging to the Company or any of its subsidiaries or affiliates (Companies) in the strictest confidence.  You will not use, disclose or reveal them to anyone.  You will not make false statements about the Company or its business and you will not seek to interfere with any contractual relationships that the Company has with agents, insureds and vendors.

b.                                      You will make yourself available and cooperate fully with the Companies and their attorneys in connection with any adversarial proceeding, arbitration and/or litigation involving the Companies.  The Company shall reimburse you for reasonable costs you incur in connection with your cooperation.

c.                                       After December 31, 2006, you will promptly return to the Company property of the Company that you now have (e.g., laptop computer, Blackberry).

d.                                      You will reconcile and submit to the Company by December 31, 2006 your outstanding expense account(s) as of December 7, 2006.

e.                                       Until December 1, 2007, you will not, without the permission of the Company, solicit, try to hire, or assist in hiring any Company employee that is employed on December 7, 2006.

7.             Your Release of Claims

a.                                       You agree that you will not file (or ask or let anyone file for you) any charge, complaint, claim or lawsuit of any kind in connection with any claim released by this Agreement against any Released Person.  However, the preceding sentence does not apply to any claim you might file alleging that your waiver of claims under the Age Discrimination in Employment Act of 1967 (“ADEA”) was not knowing and voluntary.

b.                                      You agree that you have not already filed a charge, complaint, claim or lawsuit arising out of any claim released by this Agreement against any Released Person.

c.                                       You acknowledge full and complete satisfaction of, and release and discharge all Released Persons from, any Claims.

d.                                      You are giving this release for yourself as well as for your executors, administrators, heirs and assigns.

e.                                       “Released Persons” are the Company, its predecessors, successors, parents, subsidiaries and affiliates, insurers and attorneys and all of their directors, officers, agents and employees.

f.                                         “Claims” are any and all claims, demands and causes of action of whatever kind, including any claims for attorney’s fees, that you now have, or at any time had, against any Released Persons, but only to the extent they arise out of or relate in any way to the Change in Control Agreement, your employment, or termination of employment with the Company and its affiliates.  “Claims” includes, without limitation, claims that may arise under the Age Discrimination in Employment Act, Americans with Disabilities Act, Title VII of the Civil Rights Act, the Civil Rights Act of 1991, the Fair Labor Standards Act, the State of New York  Human Relations Act, and/or any other statute, regulation or principle or theory of law which you may have now or in the future. “Claims” includes claims you may not even know about or suspect as well as any claims you may have under the Age Discrimination in Employment Act of 1967 (“ADEA”).

g.             “Claims” does not include (and you are not releasing):

(1)                                  any claims against the Company for promises it is making to you in this Agreement;

(2)                                  any claims for benefits under any retirement, savings, or other employee benefit programs (but your Release does cover any claims you may make for severance benefits beyond those described or referred to in this Agreement);

(3)                                  any claims covered by workers compensation laws;

(4)                                  any claims that you did not knowingly and voluntarily waive your Claims under ADEA;

h.                                      You retain the right to file a claim or a charge of employment discrimination with the Equal Employment Opportunity Commission (“EEOC”) because of race, color, sex, religion, national origin, age, disability and/or equal pay under the statutes enforced by the EEOC with respect to matters preceding the date of this Agreement and to assist or cooperate with such agency in its investigation or prosecution of a claim or charge.  You understand and agree, however, that as part of this Agreement and Release, you are waiving any and all right to recover damages and other relief in any lawsuit, regardless of whether it is initiated by you or on your behalf by a government agency.  This waiver specifically covers all forms of relief including, without limitation, reinstatement, front pay, back pay, compensatory damages, mental and emotional distress damages, punitive damages and attorneys’ fees.

8.             Confidentiality.  The terms of this agreement are confidential.  You agree not to disclose in any way this Agreement or any of its terms to any person other than your spouse, lawyer or accountant, or other financial adviser. The Company will likewise keep the Agreement confidential except as may be required to be disclosed according to applicable statutes and regulations.

9.             No Admission of Wrongdoing.  Just because the Company is entering into this Agreement and paying you money, the Company is not admitting that it (or any other Released Person) has done anything wrong or violated any law, rule, order, policy, procedure, or contract, express or implied, or otherwise incurred any liability.

10.           Applicable Law.  This Agreement is being made in the State of New York.  It will be interpreted, enforced and governed under the laws of that state.

11.           Final and Entire Agreement.  This Agreement is intended to be the complete, final and entire Agreement between you and the Company as of the date first written above.  It fully replaces all earlier agreements or understandings.  However, it does not replace the terms of any:

a.                                       the terms of any employee benefit plan, or incentive plan; or

b.                                      other agreement you might have entered into with the Company that requires you to pay back money to the Company, or that authorizes the Company to deduct money from your pay, when your employment terminates or at any other time.

Neither you nor the Company has relied upon any other statement, agreement or contract, written or oral, in deciding to enter into this Agreement.  Any amendment to this Agreement must be in writing and signed by both you and the Company.

12.           Your Understanding.  By signing this Agreement, you admit and agree that:

a.                                       you have read the Agreement;

b.                                      you understand it is legally binding, and you were advised to review it with a lawyer of your choice;

c.                                       you have had (or have had the opportunity to take) 21 calendar days to review it and discuss it with a lawyer of your choice before signing it, and, if you sign before the end of that period, you do so of your own free will and with the full knowledge that you could have taken the full period;

d.                                      you realize and understand the release covers all claims, demands, and causes of action against the Company and any Released Persons (but does not apply to claims described in paragraph 4.g), including claims under the Age

                                                Discrimination in Employment Act of 1967, whether or not you know or suspect them to exist at the present time; and

e.                                       you understand the terms of the Agreement, you are signing voluntarily and with the full understanding of its consequences, and you have not been forced or coerced in any way.

13.           Revoking the Agreement.  You have seven days from the date you sign the Agreement to revoke and cancel it.  To do that, a clear, written cancellation letter signed by you must be sent to Catherine Wragg before the close of business on the seventh (7th) calendar day following the date you sign this Agreement.  The Company will make no payments other than those required by law or any existing contract until the end of the seventh day.

14.           If Legal Action Is Started.  You understand and agree that one of the Company’s main reasons for entering into this Agreement is to avoid future lawsuits and other litigation.  Therefore, if any legal action involving claims released by paragraph 4 (except claims related to the validity of this Agreement or how it is interpreted or implemented, or claims related to whether your release of ADEA claims was knowing and voluntary) is started by you (or by someone else on your behalf), after Today, against any Released Person, you agree to pay back to the Company within thirty 30 days of the start of that legal action all the money you receive under paragraph 2 above, as well as any other thing of value you receive under this Agreement or the Change in Control Agreement.  You also agree to pay the Company any costs and attorneys’ fees it incurs in that action at the conclusion of the action.  However, if you claim that your release of ADEA claims was not knowing and voluntary, the Company reserves its right to recover from you its attorneys’ fees and/or costs in defending that claim, at the conclusion of that action.

If, in any legal action or arbitration, the release in paragraph 4 is found to be unenforceable for any reason, then this Agreement shall be null and void from Today on, and any money paid by the Company to you after Today under paragraph 2 and not yet returned to the Company (including the value of any Company-subsidy for group health care and life insurance coverages provided under paragraph 2), will be treated as an overpayment by the Company, and you will have to repay it to the Company with interest, compounded annually at the rate of 6%.  However, the repayment provision in this paragraph does not apply to legal actions in which you claim that your release of ADEA claims was not knowing and voluntary.

This paragraph does not apply to any thing of value given to you for which you actually performed services and which by law you are entitled to receive.

15.           Notices.  If notices need to be sent concerning this Agreement, the Company will send notices to you at the address recited at the beginning of this Agreement unless you provide us with another mailing address.  You should send notices to the Company at the following address:

Catherine Wragg
CastlePoint Management Corp.
120 Broadway
New York, NY 10271

16.          Counterparts.  More than one copy of this Agreement may be executed.  Each signed Agreement will be considered an original and all signed agreements shall be considered one Agreement.

This Agreement will not be effective or binding on either you or the Company until both have signed it.  This Agreement was signed on the dates indicated:

/s/ Mark Dale
Mark Dale

Witness:

/s/ Laura Purpura

CastlePoint Management Corp.

	By	/s/ Catherine Wragg
	Its	Catherine Wragg